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                                [CARAUSTAR LOGO]



FOR IMMEDIATE RELEASE
JULY 22, 2002


                                          CONTACT: H. Lee Thrash, III
                                                   Chief Financial Officer


                     CARAUSTAR INDUSTRIES, INC. TO ACQUIRE
                        SMURFIT'S TUBE AND CORE BUSINESS




ATLANTA, GEORGIA - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it has entered into a definitive agreement with a subsidiary of Smurfit-Stone Container Corporation (NASDAQ:SSCC) to acquire substantially all the assets (excluding accounts receivable) of Smurfit's Industrial Packaging Group business for a purchase price of approximately $79.8 million. Caraustar expects the acquisition to be accretive to Caraustar's earnings in the fourth quarter of 2002 in a range of $0.03 to $0.04 per share and for the full year 2003 in a range of $0.20 to $0.25 per share.

The Smurfit business consists of 17 paper tube plants, 3 uncoated recycled paperboard mills and 3 partition manufacturing plants located in 16 states across the U.S. and in Canada. The Smurfit business had 2001 annual sales of approximately $138 million excluding intradivisional sales. The three paperboard mills shipped approximately 118 thousand tons of uncoated recycled boxboard in 2001, of which 55 thousand tons were used by the paper tube and core converting facilities, 24 thousand tons were shipped to other Smurfit operations and 40 thousand tons were shipped to external customers. The converting facilities consumed approximately 125 thousand tons of uncoated recycled boxboard, of which 55 thousand tons were supplied by the three Smurfit mills, with the balance purchased from external suppliers. In accordance with the terms of long-term supply agreements, Caraustar will supply Smurfit with tubes and cores and uncoated recycled boxboard that are currently supplied internally.

The acquisition is subject to various conditions, including expiration or early termination of the pre-merger notification period under the Hart-Scott-Rodino Act, and is expected to close on or before August 22, 2002.

Thomas V. Brown, president and chief executive officer of Caraustar, commented, "Smurfit's tube and core business is an excellent strategic acquisition in a business in which we have extensive experience and competence. These new facilities will expand our presence in the Midwest and West Coast regions and substantially improve Caraustar's ability to serve customers throughout North America."


     PHONE 770-948-3101    -    P.O. BOX 115    -    AUSTELL, GA 30168-0115
            3100 JOE JERKINS BOULEVARD   -    AUSTELL, GA 30106-3227


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Caraustar Industries, Inc.
July 22, 2002
Page 2


Brown added, "Caraustar expects to achieve significant synergies from this acquisition. Caraustar will continue to operate the acquired uncoated paperboard mills located in Tacoma, WA, Lafayette, IN and Cedartown, GA. In addition, existing Caraustar mill locations will begin supplying approximately 31 thousand tons annually of uncoated recycled boxboard that Smurfit has been purchasing from other third parties. This additional tonnage should allow Caraustar to increase its uncoated mill capacity utilization rate to approximately 100 percent and generate over $1.5 million of incremental EBITDA by this year's fourth quarter and over $6 million in 2003.

"The integration of Smurfit and Caraustar's tube and core operations will also provide potential synergies from economies of scale and facility consolidation that should generate an additional $6 million annually in incremental EBITDA by the end of 2003. Caraustar will record an acquisition liability of approximately $5 million in expected costs associated with the anticipated closing of several facilities.

"Caraustar currently has sufficient cash on hand to pay for the acquisition. Alternatively, we may fund a portion of this purchase price from our undrawn $75 million bank credit facility or access the long-term debt markets on an opportunistic basis."

Caraustar will be hosting a Webcast to discuss the acquisition beginning at 2:00 p.m. (EDT) on Tuesday, July 23, 2002. In order to listen to the Webcast of its conference call, participants can log on at http://www.firstcallevents.com/service/ajwz363493582gf12.html or log on at http://www.caraustar.com and look for the Webcast button/icon on "Our Financials" page of the Caraustar Web site.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding the anticipated completion and expected synergies and positive effect of the acquisition of Smurfit's Industrial Packaging Group business on the company's earnings, EBITDA, uncoated mill capacity utilization and operations generally. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company's products, the degree of success achieved by the company's new product initiatives, changes in government regulations, the company's ability to complete the acquisition of the Smurfit business and successfully integrate the operations of that business and other acquired businesses and the company's ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to

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Caraustar Industries, Inc.
July 22, 2002
Page 3


differ materially are discussed in the company's registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.



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